Exhibit (m)(v)(B)

SCHEDULE A

Investor Class:	Up to 0.15% of the average daily net assets
Evolution Managed Bond Fund
Evolution All-Cap Equity Fund
Evolution Market Leaders Fund
Evolution Alternative Investment Fund

Last revised: November 23, 2009.

Last revised: August 17, 2011.

Last revised: November 22, 2011.

Last revised: February 7, 2013.

Last revised: August 14, 2013.